Exhibit 21.1 EMCORE Corporation subsidiaries* Name EMCORE Chicago Inertial Corporation, a Delaware corporation EMCORE Space & Navigation Corporation, a Delaware corporation EMCORE Hong Kong, Limited, a Hong Kong corporation Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation EMCORE Optoelectronics (Beijing) Co., LTD, a Chinese corporation *As of December 27, 2022